EXHIBIT 12.1
                             UNIVERSAL CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                           FOR THE PERIODS INDICATED

                                                          THREE MONTHS ENDED
                                                              SEPT. 30,                     YEAR ENDED JUNE 30,
                                                           1995       1994        1995        1994        1993        1992
                                                                              (IN THOUSANDS OF DOLLARS)
Pretax income from continuing operations...............   $15,277    $ 6,667    $ 55,768    $ 64,058    $136,104    $122,055
Pretax income of unconsolidated affiliates.............     1,974        800       2,232       3,854       2,005       1,831
Fixed charges..........................................    17,616     17,506      71,147      76,691      67,213      68,513
Earnings...............................................   $34,867    $24,973    $129,147    $144,603    $205,322    $192,399
Interest...............................................   $17,225    $17,244    $ 69,585    $ 75,438    $ 65,468    $ 66,632
Interest of unconsolidated affiliates..................       333        204       1,328       1,031       1,549       1,719
Debt discount amortization.............................        58         58         234         222         196         162
Fixed Charges..........................................   $17,616    $17,506    $ 71,147    $ 76,691    $ 67,213    $ 68,513
Ratio of Earnings to Fixed
  Charges..............................................       2.0        1.4         1.8         1.9         3.1         2.8

                                                           1991

Pretax income from continuing operations...............  $ 91,996
Pretax income of unconsolidated affiliates.............     2,096
Fixed charges..........................................    69,531
Earnings...............................................  $163,623
Interest...............................................  $ 68,775
Interest of unconsolidated affiliates..................       671
Debt discount amortization.............................        85
Fixed Charges..........................................  $ 69,531
Ratio of Earnings to Fixed
  Charges..............................................       2.4
